UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 23, 2010

Landry's Restaurants, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-22150	76-0405386
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1510 West Loop South, Houston, Texas		77027
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	713-850-1010

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 1.01 Entry into a Material Definitive Agreement.

On April 23, 2010, Landry’s Restaurants, Inc., a Delaware corporation ("Landry’s" or the "Company") announced that it intended to offer up to an additional $47 million aggregate principal amount of 11 5/8% senior secured notes due 2015 (the "Additional Notes") in a private placement not registered under the Securities Act of 1933.

On April 23, 2010, the Company entered into a Purchase Agreement (the "Purchase Agreement") with Jefferies & Company, Inc. (the "Initial Purchaser") relating to the offer and sale by the Company of $47 million aggregate principal amount of the Additional Notes. The Company will receive net proceeds from the sale of the Additional Notes of $49.8 million. The Additional Notes will have the same terms and will be part of the same series as the $406.5 million aggregate principal amount of 11 5/8% senior secured notes due 2015 which were issued in a private placement which closed on November 30, 2009.

The Additional Notes will be offered and sold to the Initial Purchaser and resold only to qualified institutional buyers in compliance with the exemption from registration provided by Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"), and in offshore transactions in reliance on Regulation S under the Securities Act. The Additional Notes will be issued pursuant to the indenture agreement dated November 30, 2009, entered into by and among the Company, the Guarantors (as defined below), Deutsche Bank Trust Company Americas, as collateral agent, and Wilmington Trust FSB, as successor trustee. The offering of the Additional Notes is expected to close on April 28, 2010.

The Additional Notes will be a senior secured obligation of the Company and will be unconditionally guaranteed as to principal, premium, if any, and interest by all current and future domestic restricted subsidiaries of the Company (collectively, the "Guarantors").

The Company plans to use a portion of the net proceeds from the offering and sale of the Additional Notes for the proposed acquisition of The Oceanaire, Inc. ("Oceanaire") in accordance with a plan of reorganization submitted by the unsecured creditors of Oceanaire in the U.S. Bankruptcy court. This plan provided for the sale of all of the stock of Oceanaire pursuant to an auction process after the Company submitted a stalking horse bid of $23.6 million and entered into a stock purchase agreement with Oceanaire. The auction concluded on April 13, 2010, and the Company was the successful bidder. Confirmation of the plan is scheduled for April 26, 2010. If the plan is confirmed, the Company expects to close the purchase of Oceanaire’s stock shortly thereafter.

The remaining net proceeds from the sale of the Additional Notes, or all of the net proceeds in the event that the acquisition of Oceanaire is not consummated, will be used to repay existing revolver balances and for general corporate purposes.

The Purchase Agreement provides that the obligation of the Initial Purchaser is subject to certain customary conditions to closing, and the Initial Purchaser is committed to purchase all of the Additional Notes if any of them are purchased. The Initial Purchaser will not be required to purchase the Additional Notes in the event of certain customary material adverse changes affecting the Company’s business or market conditions. The Company has agreed to indemnify the Initial Purchaser against certain potential liabilities in connection with the offering.

An affiliate of the Initial Purchaser ("Jefferies Finance LLC") currently serves as a lender under the Company’s existing amended and restated credit agreement.

The summary of the foregoing transaction is qualified in its entirety by reference to the Purchase Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10−Q for the quarter ended June 30, 2010.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The Company also entered into an amendment to its $235.6 million Second Amended and Restated Credit Agreement to allow for the issuance of the Additional Notes and to permit certain domestic acquisitions.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No. Description
99.1 Press Release dated April 23, 2010.

99.2 Press Release dated April 23, 2010.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Landry's Restaurants, Inc.

April 23, 2010	By:	Steven L. Scheinthal

Name: Steven L. Scheinthal
Title: Executive Vice President and General Counsel

Top of the Form

Exhibit Index

Exhibit No.	Description

99.1	Press Release dated April 23, 2010
99.2	Press Release dated April 23, 2010